Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of December 1, 2021, among Dynamic Captioning LLC (the “New Guarantor”), a subsidiary of Gray Television, Inc. (or its successor), a Georgia corporation (the “Company”), the Company and U.S. Bank National Association, a national association under the laws of the United States, as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and Gray Escrow, Inc. (“Escrow Issuer”) have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of November 16, 2018, providing for Escrow Issuer’s issuance of an aggregate principal amount of $750,000,000 of 7.000% Senior Notes due 2027 (the “Notes”);

WHEREAS, in connection with the Company’s acquisition of Raycom Media, Inc. on January 2, 2019 (the “Raycom Merger”), Escrow Issuer was merged with and into the Company and the Company and the additional subsidiaries of the Company acquired in connection with the Raycom Merger (the “Raycom subsidiaries”) have heretofore executed and delivered to the Trustee a first supplemental indenture to the Indenture, dated as of January 2, 2019, pursuant to which the Company assumed all of the Escrow Issuer’s obligations under the Notes and the Indenture and the Raycom subsidiaries unconditionally guaranteed all of the Company’s obligations under the Notes and the Indenture;

WHEREAS, Section 4.17 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the New Guarantor are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the Company and the New Guarantor have duly authorized the execution and delivery of this Supplemental Indenture and all things necessary to make this Supplemental Indenture when executed by each of them a valid and binding agreement of the Company, the Subsidiary Guarantors and the New Guarantor have been done and performed;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.    Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with the Subsidiary Guarantors, to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article XI of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

2.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

3.    GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.    Trustee’s Assumption; Trustee Makes No Representation. The Trustee assumes no duties, responsibilities or liabilities under this Supplemental Indenture other than as set forth in the Indenture. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

7.    Execution and Delivery. Each New Guarantor agrees that its Subsidiary Guarantee set forth in Article XI of the Indenture shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Subsidiary Guarantee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DYNAMIC CAPTIONING LLC

By:	/s/ James C. Ryan
Name: James C. Ryan
Title: Treasurer

GRAY TELEVISION, INC.

By:	/s/ James C. Ryan
Name: James C. Ryan
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Second Supplemental Indenture to November 2018]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Felicia H. Powell
Name: Felicia H. Powell
Title: Vice President

[Signature Page to Second Supplemental Indenture to November 2018]